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                                                                     EXHIBIT 5.1

                            [CORRERO FISHMAN HAYGOOD
                  PHELPS WEISS WALMSLEY & CASTEIX LETTERHEAD]

                                January 31, 1997

US Unwired Inc.
CM Tower, Suite 1900
One Lakeshore Drive
Lake Charles, LA  70629

              RE: Registration Statement on Form S-1

Ladies and Gentlemen:

       We have examined the Registration Statement, as amended, on Form S-1, Registration No. 333-15783, that you filed with the Securities and Exchange Commission on or about November 6, 1996 (as such may thereafter be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, and sale to the underwriters named therein, for resale to the public as described in the Registration Statement, of up to 1,955,000 shares of your Common Stock, $.01 par value (the "Shares"). As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the issuance and sale of the Shares.

       It is our opinion that, upon completion of the above-mentioned proceedings prior to the issuance and sale of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                   Very truly yours,


                                   /s/ CORRERO FISHMAN HAYGOOD
                                   PHELPS WEISS WALMSLEY & CASTEIX, L.L.P.